Exhibit 16.1

March 2, 2007

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We have read Cheniere Energy Partners L.P.’s statements concerning our Firm included in Amendment No. 3 to Registration Statement on Form S-1 (No. 333-139572) dated March 2, 2007 which we understand will be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ UHY LLP